Exhibit 10.4

CELL THERAPEUTICS, INC.

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

September 20, 2011

Dr. James A. Bianco

501 Elliott Avenue West, Ste 400

Seattle, WA 98119

Dear Jim:

I write concerning the outstanding award of restricted stock granted to you by Cell Therapeutics, Inc. (the “Company”) on March 21, 2011 (the “Award”). The purpose of this letter is to amend the tax withholding provision of the agreement that evidences the Award (the “Award Agreement”) to provide you with the opportunity to elect to have the Company satisfy its tax withholding obligations incurred in connection with the Award by reacquiring a portion of the shares subject to the Award (as opposed to the Company satisfying its withholding obligations by automatically reacquiring such shares).

Accordingly, effective immediately, Section 9 of the Award Agreement is hereby amended and restated to read in its entirety as follows:

“9. Tax Withholding. The Company (or any of its Subsidiaries last employing the Participant) shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to the vesting of any Restricted Shares. Alternatively, the Company may (but is not required to) permit the Participant to elect, in such manner and at such time or times prior to any applicable tax date as may be permitted or required under Section 11 of the Plan and rules established by the Committee, to have the Company withhold and reacquire Restricted Shares at their Fair Market Value at the time of vesting to satisfy any withholding obligations of the Company or its Subsidiaries with respect to such vesting. Any election to have shares so held back and reacquired shall be subject to such rules and procedures as the Committee may impose, and shall not be available if the Participant makes or has made an election pursuant to Section 83(b) of the Code with respect to such Award.”

Except as expressly set forth above, this letter agreement does not modify any other terms of your Award. In other words, the existing vesting, termination of employment and other provisions of your Award continue in effect.

Sincerely,

Cell Therapeutics, Inc.

/s/ Louis A. Bianco
Louis A. Bianco
Executive Vice President, Finance and Administration